Exhibit 99.1

ADC Reports Strong Operating Results for Second Fiscal Quarter 2008 And Raises 2008 Annual Guidance

  Net Sales of $403 Million Up 16% from 2Q07 and 19% from 1Q08
  Gross Margin improved to 36.3% in 2Q08 from 34.5% in 2Q07, Excluding 2Q08 Purchase Accounting Adjustment
  $0.14 GAAP EPS In 2Q08, Which Includes Certain Expenses Totaling $0.25 EPS
  2008 Annual Sales Guidance Raised to $1.520-$1.540 Billion, Up 15%-16% from 2007
  Exceeds Performance Expectations Six Consecutive Quarters

MINNEAPOLIS--(BUSINESS WIRE)--ADC (NASDAQ: ADCT)(www.adc.com) today announced unaudited results for its second quarter ended May 2, 2008.

“We are very pleased with our second quarter results where we again exceeded our financial and operating targets. The momentum and success we achieved in 2007 has not slowed in the first half of 2008,” said Robert E. Switz, president and CEO of ADC. “Our results demonstrate the successful execution of our strategy to position ADC in the high growth segments of fiber-based and wireless communications networks where our customers are investing in the infrastructure that delivers broadband services to business, residential and mobile subscribers. This successful market positioning, along with the global revenue diversification we continue to achieve, is driving our profitable growth and allowing us to raise our annual sales and earnings guidance for 2008.”

"Our second quarter of fiscal 2008 continues the strong operating performance we have achieved for six quarters in a row, as well as our almost five years of continuing improvement. Our competitive transformation program has been an important factor in our gross margin improvements over the last two years. The consistent results from this are a key factor in driving our strong operating profits and cash flows,” said James G. Mathews, ADC’s Chief Financial Officer.

Raised 2008 Guidance

On a continuing operations basis, ADC currently expects its 2008 sales to be in the range of $1.520-$1.540 billion, an increase of 15%-16% compared to 2007. Previous sales guidance was in the range of $1.480-$1.505 billion. Both the current and previous sales guidance include the results of the LGC Wireless and Century Man acquisitions that closed in the first quarter of 2008. Based on this current annual sales estimate and subject to sales mix, other factors, and an assumed effective income tax rate of around 10%, GAAP diluted EPS from continuing operations in 2008 is estimated to be in the range of $0.31 to $0.39 which includes estimated charges (benefits), net of tax, listed in the below table.

ADC currently expects its third quarter 2008 sales will be around the same level as the second quarter of 2008. As is in past three years, ADC expects fourth quarter 2008 sales to be lower than the third quarter as customers’ capital spending nears the end of the calendar year. In 2008, quarterly gross margins are expected to be around 36%; however, they are expected to rise and decline with sales volume levels and mix from quarter to quarter.

2008 Estimate
Estimated GAAP EPS from continuing operations – diluted	$0.31-0.39[1]
LGC Wireless purchase accounting adjustment in cost of sales	$0.03
Amortization of purchased intangibles	$0.29
Stock-option compensation expense in selling and administration	$0.06
Restructuring and operating impairment charges	$0.02
Approximately $68 million noncash, nonoperating impairment of available- for-sale securities for the six months ended May 2, 2008, subject to further evaluation throughout 2008	$0.54

1 Excludes potential future restructuring, unknown operating impairment, further potential non-operating impairment associated with our available-for-sale securities, any incremental purchased intangible amortization, and certain non-operating gains/losses, as well as further adjustments of the deferred tax asset valuation reserve, of which the amounts are uncertain at this time. The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC’s convertible notes are converted to common stock, if such treatment is dilutive.

The results from continuing operations are summarized below for ADC’s three reportable business segments: Global Connectivity Solutions, Network Solutions and Professional Services. Network Solutions is a new reportable segment that was created in the first quarter of fiscal 2008 by combining ADC’s legacy wireline and wireless businesses with the acquired LGC Wireless business.

GAAP Results (dollars in millions, except per share amounts), Continuing Operations

ADC Results	2008 Second Quarter	2008 First Quarter	2007 Second Quarter
Net sales	$403.4	338.5	349.3
Percent outside U.S.	41.6%	41.5%	35.4%
Gross margin	35.5%	36.0%	34.5%
Operating income	$34.3	18.4	34.4
Impairment of available-for-sale securities	$(18.0)	(50.2)	-
Gain on sale of BigBand Networks Stock	-	-	57.1
Income (loss) before income taxes	$18.4	(26.5)	96.1
Income (loss) from continuing operations	$16.5	(28.0)	93.4
Earnings (loss) per share from continuing operations – diluted	$0.14	(0.24)	0.73
Weighted average common shares outstanding – diluted (millions)	118.2	117.6	131.8

The table below shows the dollars and related EPS impact of certain expenses (benefits) included in GAAP results.

	Second Quarter 2008		First Quarter 2008		Second Quarter 2007
(dollars in millions, except EPS)	Dollars	EPS Impact	Dollars	EPS Impact	Dollars	EPS Impact
LGC Wireless purchase accounting adjustment in cost of sales	$3.5	0.03	-	-	-	-
Amortization of purchased intangibles	$8.4	0.07	8.7	0.07	6.0	0.04
Restructuring and operating impairment charges	$1.0	0.01	1.2	0.01	(0.9)	(0.01)
Stock-option compensation expense in selling and administration expense	$2.0	0.02	1.4	0.01	2.0	0.02
Nonoperating impairment of available-for-sale securities in other income/expense, net	$18.0	0.12	50.2	0.43	-	-
Nonoperating gain on sale of BigBand Networks stock	$-	-	-	-	(57.1)	(0.43)

The table below reconciles GAAP gross profit to adjusted gross profit from which adjusted gross margin was determined to enable analysis of the impact of the LGC Wireless purchase accounting adjustment.

(dollars in millions)		2008 Second Quarter	2008 First Quarter	2007 Second Quarter
GAAP gross profit		$143.1	121.7	120.4
Add back purchase accounting adjustment		$3.5	-	-
Adjusted gross profit		$146.6	121.7	120.4
Adjusted gross margin	%	36.3	36.0	34.5

Diluted EPS Calculation

The calculation of GAAP diluted EPS from continuing operations reflects the if-converted method, which assumes that ADC’s convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

  Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. The convertible notes consist of $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. The interest rate on the variable rate notes is 5.204% for the six-month period ending June 15, 2008. Beginning June 16, 2008, this variable rate note will have a fixed rate of 4.375% as a result of an interest rate swap transaction. There are two additional tranches of 3.5% fixed rate convertible notes of $225 million each with maturities of July 15, 2015 and July 15, 2017.
  Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 30.4 million shares assuming the convertible notes are converted to common stock.

If adjusting GAAP earnings for the expenses (benefits) in the above table, the variables below may be used in determining adjusted diluted EPS from continuing operations, with and without the if-converted method to determine which treatment is the most dilutive.

(millions)	2008 Second Quarter	2008 First Quarter	2007 Second Quarter
Weighted average common shares – basic	117.7	117.6	117.3
Weighted average common shares – diluted (if-converted)	148.4	138.5	131.8
If-converted convertible note interest add back	$7.8	5.2	3.4

Due to $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and expected to be paid in cash, the expected variables, at this time, are as follows:

Estimated variables (millions)	2008 Third Quarter	2008 Fourth Quarter	2008 Fiscal Year
Weighted average common shares – basic	117-118	117-118	117-118
Weighted average common shares – diluted (if-converted)	144-145	141-142	143-144
If-converted convertible note interest add back	$6-7	6-7	25-27

GAAP Segment Results, Continuing Operations

During the first quarter of fiscal 2008, we completed the acquisition of LGC Wireless, which resulted in a change to our internal management reporting structure. In that quarter, a new business unit was created by combining our legacy wireless and wireline businesses with the acquired LGC Wireless business to form the Network Solutions segment. As a result, we have changed our reportable segments to be consistent with management’s current internal reporting presentation and have reclassified prior year segment disclosures to conform to the new segment presentation for ADC’s three reportable business segments: Global Connectivity Solutions, Network Solutions and Professional Services.

Sales by Segment (dollars in millions)	2008 Second Quarter	2008 First Quarter	2007 Second Quarter
Global Connectivity Solutions	$298.4	246.3	271.2
Network Solutions	$47.2	39.9	26.2
Professional Services	$57.8	52.3	51.9
Total ADC	$403.4	338.5	349.3

Products By Segment Percent of Total ADC Sales	2008 Second Quarter	2008 First Quarter	2007 Second Quarter
Global Connectivity Solutions:
Global Copper Connectivity	29%	29%	33%
Global Fiber Connectivity	32	29	30
Global Enterprise Connectivity	13	15	15
Total GCS	74	73	78
Network Solutions	12	12	7
Professional Services	14	15	15
Total ADC	100%	100%	100%

Operating Income (Loss) By Segment (dollars in millions)	2008 Second Quarter	2008 First Quarter	2007 Second Quarter
Global Connectivity Solutions	$42.3	28.3	37.6
Network Solutions	$(7.9)	(5.7)	(3.4)
Professional Services	$0.9	(3.0)	(0.7)
Restructuring and operating impairments	$(1.0)	(1.2)	0.9
Total ADC	$34.3	18.4	34.4

Total ADC Sales

ADC’s sales for the second quarter of 2008 were $403 million, up 16% from the second quarter of 2007 and up 19% from the first quarter of 2008. Excluding sales from the LGC Wireless and Century Man Communication acquisitions of $35 million and $24 million in the second and first quarters of 2008, respectively, adjusted sales in the second quarter of 2008 were up 6% from the second quarter of 2007 and up 17% from the first quarter of 2008. Sales outside the United States were 42% of total sales in the second quarter of 2008. Comparing the second quarters of 2008 and 2007, Europe/Middle East/Africa sales of $90 million were up 26%, Asia Pacific sales of $50 million were up 64% and Latin America sales of $16 million were up 62%.

Global Connectivity Solutions (GCS)

GCS sales of $298 million in the second quarter of 2008 increased 10% from $271 million in the same quarter in 2007. GCS experienced a 22% increase in sales of global fiber connectivity solutions primarily due to strong growth in central office and data center deployments. Customers worldwide are building and deploying fiber network solutions to increase network speed and capacity. The increase in fiber sales were supplemented with a 3% increase in global copper connectivity shipments and a 3% increase in sales of global enterprise connectivity products. Global copper connectivity sales in the second quarter of 2008 included $8 million as a result of the Century Man acquisition that closed during January 2008.

GCS sales in the second quarter of 2008 increased 21% from $246 million in the first quarter of 2008. Sales of global fiber connectivity products increased 32% due to central office, FTTX and data center deployments. Sales of global copper connectivity products increased 19% sequentially while enterprise connectivity product sales increased 6%. Global copper connectivity sales in the second and first quarters of 2008 included sales of $8 million and $2 million, respectively, as a result of the Century Man acquisition.

Network Solutions

Network Solutions’ wireless sales of $35 million in the second quarter of 2008 nearly tripled from $12 million in the same quarter in 2007, and increased 22% from $29 million in the first quarter of 2008. The large increase in sales was generated primarily as a result of the inclusion of $27 and $23 million of sales in the second and first quarters of 2008, respectively, as a result of the LGC Wireless acquisition that closed in December 2007.

Network Solutions’ wireline sales of $12 million in the second quarter of 2008 decreased compared to $14 million in the same quarter in 2007 and increased compared to $11 million in the first quarter of 2008. Wireline product sales are impacted by a long-term, industry-wide product substitution trend resulting in a decline in market demand for high-bit-rate digital subscriber line products as carriers deliver fiber and Internet Protocol services closer to end-user premises.

Professional Services

Professional Services’ second quarter 2008 sales of $58 million increased 11% from the same quarter in 2007, predominately in the United States, due to a major customer continuing to expand its network build programs. Second quarter 2008 sales were 11% higher than the first quarter of 2008 due largely to seasonality.

Other GAAP Data & Related Statistics

Summarized below is certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:

Balance Sheet Data (dollars in millions)	May 2, 2008	February 1, 2008	May 4, 2007
Cash and cash equivalents – unrestricted	$813.3	792.6	118.8
Short-term available-for-sale securities	$0.2	3.3	537.2
Long-term available-for-sale securities	$72.2	90.3	7.2
Restricted cash	$13.1	13.1	13.1
Total cash and securities	$898.8	899.3	676.3
Current portion of long-term notes payable	$204.1	220.6	-
Long-term notes payable	$651.0	651.3	400.0

ADC’s total cash, cash equivalents and available-for-sale securities (short- and long-term) were $899 million as of both May 2, 2008 and February 1, 2008. The $50 million in total cash provided by operating activities from continuing operations in the second quarter of 2008 was offset mostly by $13 million in capital expenditures, $16 million in LGC Wireless debt payments and $18 million other-than-temporary impairment on available-for-sale securities. This impairment is a non-cash, non-operating charge in other income/expense, net.

The increase from May 4, 2007 was a result of $132 million total cash provided by operating activities from continuing operations in the last twelve months, combined with $439 million from a convertible note issuance in December 2007. These amounts were offset in part by $199 million paid for the acquisitions of LGC Wireless and Century Man, and $98 million non-cash, other-than-temporary impairment on available-for-sale securities, as well as $34 million of capital expenditures and LGC Wireless debt payments of $16 million.

ADC believes that its existing $813 million of cash and cash equivalents and its $200 million undrawn revolving credit facility, with an option to increase the facility by up to an additional $200 million under agreed conditions, will be sufficient to meet our anticipated needs for executing our current business plan. ADC has the following two tranches of convertible notes with conversion prices of $28.091 per share: $200 million of 1% fixed rate convertible notes that mature on June 15, 2008, and $200 million of variable rate (six-month LIBOR plus 0.375%) convertible notes that mature on June 15, 2013. Beginning June 16, 2008, this variable rate note will have a fixed rate of 4.375% as a result of an interest rate swap transaction. ADC has two additional tranches of 3.5% fixed rate convertible notes at $225 million each with maturities of July 15, 2015 and July 15, 2017, which have conversion prices of $27.00 and $28.55 per share, respectively.

ADC’s deferred tax assets, which are substantially reserved at this time, should reduce its income tax payable on U.S. taxable earnings in future years.

Cash Flow Data and Related Statistics (dollars in millions)	2008 Second Quarter	2008 First Quarter	2007 Second Quarter
Total cash provided by operating activities From continuing operations	$49.8	5.6	44.6
Days sales outstanding	56.1	58.6	45.1
Inventory turns – annualized	5.3	4.4	5.3
Depreciation and amortization	$20.4	20.2	17.1
Property, equipment and patent additions, Net of disposals	$12.6	7.3	9.3

Employees

Total employees were approximately 10,900 as of May 2, 2008, 10,600 as of February 1, 2008 and 9,800 as of May 4, 2007. The change in employees from February 1, 2008 was primarily a seasonal increase in the number of manufacturing personnel in Mexico. The increase from May 4, 2007 was primarily due to the acquisitions of LGC Wireless and Century Man in the first quarter of fiscal 2008, as well as a variation in the number of manufacturing personnel in Mexico. As demand for products increases or decreases, we change the number of manufacturing employees in our Mexico facilities to accommodate our manufacturing needs.

Non-operating Impairment Charge for Available-for-Sale Securities

Since Sept. 2007, we have reported that credit concerns in the capital markets have reduced significantly our ability to liquidate auction-rate securities we hold. These securities are classified as long-term available-for-sale securities on our balance sheet. Our auction-rate securities holdings have a par-value of approximately $170 million. At the end of our second quarter of fiscal 2008 our auction rate securities holdings had a recorded value of $72 million as a result of noncash, other-than-temporary impairment charges we recorded on our auction-rate securities holdings in fiscal 2007 and the first half of fiscal 2008, of which $18 million was charged in the second quarter of 2008, in order to reflect such securities at their estimated fair value. To date, all of our auction-rate security investments have made their scheduled interest payments based on par value. In addition, the interest rates have been set to the maximum rate defined for the issuer.

Income Tax Expense

As of May 2, 2008, ADC had a total of $1,008 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a valuation allowance of $953 million. Approximately $213 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through fiscal 2009. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after 2021. In fiscal 2006, ADC determined that its recent experience generating U.S. income, along with its projection of future U.S. income, constituted significant positive evidence for partial realization of its U.S. deferred tax assets. Therefore, ADC recorded a tax benefit of $49 million in fiscal 2006 and an additional $6 million in fiscal 2007 for a total of $55 million related to a partial release of valuation allowance on the portion of our U.S. deferred tax assets expected to be realized over the two-year period subsequent to fiscal 2007. At one or more future dates, if sufficient positive evidence exists that it is more likely than not that the benefit will be realized with respect to additional deferred tax assets, we will release additional valuation allowance. Also, if there is a reduction in the projection of future U.S. income, we may need to increase the valuation allowance. As it generates pre-tax income in future periods, ADC currently expects to record reduced income tax expense until either its deferred tax assets are fully utilized to offset future income tax liabilities or the value of its deferred tax assets are fully restored on the balance sheet.

A copy of this news release can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

Today’s 5:00 p.m. Eastern Earnings Conference Call and Webcast

ADC will discuss its second quarter and fiscal year 2008 results and current 2008 outlook on a conference call scheduled today, June 4, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:30 p.m. Eastern time, the replay of the call can be accessed until 11:59 p.m. Eastern time on June 11 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 46291938) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

About ADC

ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

Cautionary Statement Regarding Forward Looking Information

All forward-looking statements contained herein reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC cautions that any forward-looking statements made by us in this announcement are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements represent our expectations or beliefs concerning future events, including but not limited to the following: any statements regarding future sales; profit percentages; earnings per share and other results of operations; expectations or beliefs regarding the marketplace in which we operate; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; capital resource needs, and the effect of regulatory changes. We caution that any forward-looking statements made by us in this announcement are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or displacement of us as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to product line acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers’ willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by some of our customers or vendors, which can influence future sales to these customers as well as our ability to collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as a significant portion of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by other parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; potential adverse financial impacts resulting from declines in the fair value and liquidity of auction-rate securities we presently hold; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components which could be subject to volatility, and our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; political, economic, and legal uncertainties related to doing business in China; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; fluctuations in the telecommunications market and other risks and uncertainties including those identified in the section captioned Risk Factors in Item 1A of ADC's Annual Report on Form 10-K for the year ended October 31, 2007 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions)

ASSETS

	May 02,	October 31,
	2008	2007

CURRENT ASSETS:
Cash and cash equivalents	$813.3	$520.2
Available-for-sale securities	0.2	61.6
Accounts receivable, net of reserves of $7.6 and $6.6	251.3	189.4
Unbilled revenues	34.5	34.3
Inventories, net of reserves of $40.1 and $41.3	197.9	170.2
Assets of discontinued operations	-	0.4
Prepaid and other current assets	33.4	32.1

Total current assets	1,330.6	1,008.2

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $418.6 and $395.9	202.7	199.2

RESTRICTED CASH	13.1	12.8

GOODWILL	349.0	238.4

INTANGIBLES, net of accumulated amortization of $116.4 and $95.9	179.2	121.9

AVAILABLE-FOR-SALE SECURITIES	72.2	113.8

OTHER ASSETS	87.7	70.5

Total Assets	$2,234.5	$1,764.8

LIABILITIES & SHAREOWNERS' INVESTMENT

CURRENT LIABILITIES:
Current portion of long-term notes payable	$204.1	$200.6
Accounts payable	103.5	92.5
Accrued compensation and benefits	71.8	80.8
Other accrued liabilities	71.8	61.2
Income taxes payable	4.4	15.5
Restructuring accrual	14.0	19.6
Liabilities of discontinued operations	2.1	3.9

Total current liabilities	471.7	474.1

PENSION OBLIGATIONS & OTHER LT OBLIGATIONS	100.7	82.5
LONG-TERM NOTES PAYABLE	651.0	200.6
Total liabilities	1,223.4	757.2

SHAREOWNERS' INVESTMENT
(117.7 and 117.6 shares outstanding)	1,011.1	1,007.6

Total liabilities and shareowners' investment	$2,234.5	$1,764.8

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
GAAP BASIS
(In Millions, Except Earnings Per Share)

	For the Three Months Ended			For the Six Months Ended
	May 02,	February 01,	May 04,	May 02,	May 04,
	2008	2008	2007	2008	2007
Products	$353.8	$293.5	$311.9	$647.3	$573.7
Services	49.6	45.0	37.4	94.6	72.8
NET SALES	403.4	338.5	349.3	741.9	646.5

Products	225.9	182.5	195.9	408.4	364.8
Services	34.4	34.3	33.0	68.7	66.4
COST OF SALES	260.3	216.8	228.9	477.1	431.2
GROSS PROFIT	143.1	121.7	120.4	264.8	215.3
GROSS MARGIN	35.5%	36.0%	34.5%	35.7%	33.3%

OPERATING EXPENSES:
Research and development	21.8	19.5	17.7	41.3	34.5
Selling and administration	77.6	73.9	63.2	151.5	127.5
Amortization of purchased intangibles	8.4	8.7	6.0	17.1	12.0
Impairment charges	-	-	0.1	-	0.1
Restructuring charges	1.0	1.2	(1.0)	2.2	(0.4)
Total Operating Expenses	108.8	103.3	86.0	212.1	173.7
As a Percentage of Net Sales	27.0%	30.6%	24.7%	28.6%	26.9%

OPERATING INCOME	34.3	18.4	34.4	52.7	41.6
OPERATING MARGIN	8.5%	5.4%	9.8%	7.1%	6.4%
OTHER INCOME (EXPENSE), NET:
Interest, net	0.3	4.3	4.0	4.6	7.1
Other, net	(16.2)	(49.2)	57.7	(65.4)	58.2

INCOME (LOSS) BEFORE INCOME TAXES	18.4	(26.5)	96.1	(8.1)	106.9
PROVISION FOR INCOME TAXES	1.9	1.5	2.7	3.4	3.8
INCOME (LOSS) FROM CONTINUING OPERATIONS	16.5	(28.0)	93.4	(11.5)	103.1

DISCONTINUED OPERATIONS, NET OF TAX:
Income (loss) from discontinued operations	(0.2)	0.7	(1.5)	0.5	(2.5)
Gain (loss) on sale of discontinued operations, net	0.0	0.0	0.2	0.0	(4.9)
Total Discontinued Operations	(0.2)	0.7	(1.3)	0.5	(7.4)

NET INCOME (LOSS)	$16.3	$(27.3)	$92.1	$(11.0)	$95.7
NET MARGIN	4.0%	(8.1%)	26.4%	(1.5%)	14.8%

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	117.7	117.6	117.3	117.7	117.3
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	118.2	117.6	131.8	117.7	131.6

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS - BASIC	$0.14	$(0.24)	$0.80	$(0.10)	$0.88
EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS - DILUTED	$0.14	$(0.24)	$0.73	$(0.10)	$0.84

EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS - BASIC	$-	$0.01	$(0.01)	$0.01	$(0.06)
EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS - DILUTED	$-	$0.01	$(0.01)	$0.01	$(0.06)

NET EARNINGS (LOSS) PER SHARE - BASIC	$0.14	$(0.23)	$0.79	$(0.09)	$0.82
NET EARNINGS (LOSS) PER SHARE - DILUTED	$0.14	$(0.23)	$0.72	$(0.09)	$0.78

SUPPLEMENTARY SCHEDULE
ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
EARNINGS PER SHARE CALCULATION - UNAUDITED
GAAP BASIS
(In Millions, Except Per Share Amounts)

Numerator:	For the Three Months Ended			For the Six Months Ended
	May 02,	February 01,	May 04,	May 02,	May 04,
	2008	2008	2007	2008	2007
Net income (loss) from continuing operations	$16.5	$(28.0)	$93.4	$(11.5)	$103.1
Convertible note interest	-	-	3.4	-	6.8
Net income (loss) from continuing operations - diluted	$16.5	$(28.0)	$96.8	$(11.5)	$109.9

Denominator:
Weighted average common shares outstanding – basic	117.7	117.6	117.3	117.7	117.3
Convertible bonds converted to common stock	-	-	14.2	-	14.2
Employee options and other	0.5	-	0.3	-	0.1
Weighted average common shares outstanding – diluted	118.2	117.6	131.8	117.7	131.6

Basic income (loss) per share from continuing operations	$0.14	$(0.24)	$0.80	$(0.10)	$0.88
Diluted income (loss) per share from continuing operations	$0.14	$(0.24)	$0.73	$(0.10)	$0.84

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(In millions)
SUBJECT TO RECLASSIFICATION

	For the Three Months Ended			For the Six Months Ended
	May 02,	February 01,	May 04,	May 02,	May 04,
	2008	2008	2007	2008	2007
Operating Activities:
Income (loss) from continuing operations	$16.5	$(28.0)	$93.4	$(11.5)	$103.1
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities from continuing operations:

Inventory Write-offs	2.2	2.8	4.6	5.0	6.8
Impairments	-	-	0.1	-	0.1
Writedown of Investments	18.0	50.2	-	68.2	-
Depreciation and amortization	20.4	20.2	17.1	40.6	34.2
Change in bad debt reserves	1.2	(0.3)	(0.7)	0.9	(0.9)
Non-cash stock compensation	3.7	5.4	2.7	9.1	4.6
Change in warranty reserve	0.2	(1.5)	0.4	(1.3)	1.2
Change in deferred income taxes	1.6	(2.5)	0.5	(0.9)	0.5
Loss on sale of property and equipment	-	-	0.2	-	0.5
Gain on sale of investments	-	-	(57.5)	-	(57.5)
Other, net	(5.9)	(2.5)	(2.1)	(8.4)	(3.1)
Changes in operating assets & liabilities, net of divestitures:
Accounts receivable and unbilled revenues	(31.5)	28.8	(26.3)	(2.7)	(7.8)
Inventories	4.4	(14.6)	(7.9)	(10.2)	(11.7)
Prepaid and other assets	0.2	5.7	5.4	5.9	4.1
Accounts payable	(2.0)	(15.5)	13.1	(17.5)	6.9
Accrued liabilities	20.8	(42.6)	1.6	(21.8)	(5.0)
Total cash provided by operating activities from continuing operations	49.8	5.6	44.6	55.4	76.0
Total cash used for operating activities from discontinued operations	(0.4)	(0.5)	(3.5)	(0.9)	(9.1)
Total cash provided by operating activities	49.4	5.1	41.1	54.5	66.9

Investing Activities:
Acquisitions, net of cash acquired	(2.3)	(197.1)	(1.7)	(199.4)	(2.0)
Purchases of interests in affiliates	(5.2)	-	-	(5.2)	-
Divestitures, net of cash disposed	-	-	(0.1)	-	0.3
Property, equipment and patent additions	(12.6)	(7.4)	(9.6)	(20.0)	(18.3)
Proceeds from disposal of property and equipment	-	0.1	0.3	0.1	0.5
Proceeds from sale of investments	-	-	59.8	-	59.8
Exercise of warrants	-	-	(1.8)	-	(1.8)
Decrease in restricted cash	0.9	-	-	0.9	1.2
Purchases of available-for-sale securities	-	(4.7)	(406.9)	(4.7)	(674.3)
Sale of available-for-sale securities	3.0	36.7	290.6	39.7	536.0
Total cash used for investing activities from continuing operations	(16.2)	(172.4)	(69.4)	(188.6)	(98.6)
Total cash provided by investing activities from discontinued operations	-	-	0.4	-	1.1
Total cash used for investing activities	(16.2)	(172.4)	(69.0)	(188.6)	(97.5)

Financing Activities:
Debt issued	-	450.0	-	450.0	-
Payments of financing costs	-	(10.7)	-	(10.7)	-
Debt payments	(18.0)	-	-	(18.0)	-
Common stock issued	-	0.3	1.9	0.3	2.0
Total cash (used for) provided by financing activities	(18.0)	439.6	1.9	421.6	2.0

Effect of Exchange Rate Changes on Cash	5.5	0.1	3.7	5.6	5.2

Increase (decrease) in cash and cash equivalents	20.7	272.4	(22.3)	293.1	(23.4)

Cash and cash equivalents, beginning of period	792.6	520.2	141.1	520.2	142.2

Cash and cash equivalents, end of period	$813.3	$792.6	$118.8	$813.3	$118.8

CONTACT:
ADC
Mark Borman – Investor Relations, 952-917-0590
or
Mike Smith – Media Relations, 952-917-0306